DOREL INDUSTRIES INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2004

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

TO:

The Shareholders and Board of Directors of

Dorel Industries Inc.

We have audited the accompanying consolidated balance sheets of Dorel Industries Inc. as of December 30, 2004 and 2003 and the related statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dorel Industries Inc. as of December 30, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 30, 2004, in conformity with Canadian generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated balance sheet as of December 30, 2003 and the related consolidated statement of income, shareholders’ equity, and cash flows for the year ended December 30, 2003, have been restated for a change in the value of goodwill as a result of the retroactive recognition of customer relationship intangible assets acquired in connection with business acquisitions in 2003.

GOLDSMITH HERSH

CHARTERED ACCOUNTANTS

Montreal, Quebec

February 4, 2005

(except as to Note 25 which is as of February 11, 2005)

DOREL INDUSTRIES INC.

CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 30, 2004

(In thousands of U.S. dollars)

	2004	2003
		(As restated*)
ASSETS
CURRENT ASSETS

Cash and cash equivalents	$ 11,288	$ 13,877
Accounts receivable (Note 4)	286,529	210,905
Inventories (Note 5)	292,991	207,371
Prepaid expenses	12,756	10,719
Funds held by ceding insurer (Note 20)	7,920	6,803
Future income taxes (Note 21)	24,027	14,386

	635,511	464,061

CAPITAL ASSETS (Note 6)	163,707	147,837

DEFERRED CHARGES (Note 7)	20,983	18,501

GOODWILL (Note 24)	512,546	353,316

INTANGIBLE ASSETS (Note 8)	262,968	125,946

FUTURE INCOME TAXES (Note 21)	10,401	8,307

OTHER ASSETS (Note 14)	10,786	10,995

	$ 1,616,902	$ 1,128,963

LIABILITIES
CURRENT LIABILITIES

Bank indebtedness (Note 9)	$ 1,915	$ 764
Accounts payable and accrued liabilities (Note 10)	354,738	253,145
Income taxes payable	5,629	2,037
Balance of sale payable	7,773	-
Future income taxes	1,379	629
Current portion of long-term debt	7,686	7,758

	379,120	264,333

LONG-TERM DEBT (Note 11)	505,816	282,421

BALANCE OF SALE PAYABLE (Note 3)	5,278	2,314

OTHER LONG-TERM LIABILITIES (Note 12)	8,014	8,266

POST-RETIREMENT BENEFIT OBLIGATION (Note 14)	14,676	13,818

FUTURE INCOME TAXES (Note 21)	75,719	63,832

SHAREHOLDERS’ EQUITY

CAPITAL STOCK (Note 15)	160,876	156,274

CONTRIBUTED SURPLUS (Note 16)	1,081	-

RETAINED EARNINGS	386,833	286,757

CUMULATIVE TRANSLATION ADJUSTMENT (Note 17)	79,489	50,948

	628,279	493,979

	$ 1,616,902	$ 1,128,963

COMMITMENTS (Note 18)

CONTIGENT LIABILITIES (Note 19)

PRODUCT LIABILITY (Note 20)

*See Note 2

APPROVED ON BEHALF OF THE BOARD

_______________________________ DIRECTOR

_______________________________ DIRECTOR

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

FOR THE YEAR ENDED DECEMBER 30, 2004

(In thousands of U.S. dollars)

	2004	2003	2002
		(As restated*)

Balance, beginning of year	$ 286,757	$ 212,660	$ 153,223

Net income	100,076	74,200	61,595

Share issue expenses (net of income taxes $1,072)	-	-	(1,990)

Premium paid on repurchase of shares (Note 16)	-	(103)	(168)

BALANCE, END OF YEAR	$ 386,833	$ 286,757	$ 212,660

*See Note 2

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 30, 2004

(In thousands of U.S. dollars, except per share amounts)

	2004	2003	2002
		(As restated*)

Sales	$ 1,666,748	$ 1,158,666	$ 987,705

Licensing and commission income	18,122	5,100	4,368

TOTAL REVENUE	1,684,870	1,163,766	992,073

EXPENSES
Cost of sales	1,291,422	857,606	760,461
Operating	211,362	153,741	106,969
Amortization	36,189	30,526	24,850
Research and development costs	6,420	6,465	3,660
Interest on long-term debt	29,311	15,512	9,987
Other interest	3,193	565	452

	1,577,897	1,064,415	906,379

INCOME BEFORE INCOME TAXES	106,973	99,351	85,694

Income taxes (Note 21)
Current	11,336	21,014	19,388
Future	(4,439)	4,137	4,711

	6,897	25,151	24,099

NET INCOME	$ 100,076	$ 74,200	$ 61,595

EARNINGS PER SHARE (Note 22)

Basic	$ 3.06	$ 2.33	$ 2.05
Diluted	$ 3.04	$ 2.29	$ 2.00

*See Note 2

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 30, 2004

(In thousands of U.S. dollars)

	2004	2003	2002
		(As restated*)

CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net income	$ 100,076	$ 74,200	$ 61,595
Adjustments for:
Amortization	36,189	30,526	24,850
Future income taxes	(4,439)	4,137	4,711
Loss (gain) on disposal of capital assets	808	(433)	858
Stock compensation expense	1,081	-	-
Funds held by ceding insurer	(1,117)	4,495	(11,298)

	132,598	112,925	80,716
Changes in non-cash working capital (Note 23)	(17,055)	(2,478)	46,222

CASH PROVIDED BY OPERATING ACTIVITIES	115,543	110,447	126,938

FINANCING ACTIVITIY
Bank indebtedness	1,005	(12,551)	(902)
Long-term debt	223,892	198,228	(142,704)
Balance of sale and other long-term liabilities	10,738	3,853	-
Issuance of capital stock	3,908	17,854	75,472
Repurchase of capital stock	-	(129)	(218)
Share issue expenses	-	-	(3,062)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	239,543	207,255	(71,414)

INVESTING ACTIVITIES
Acquisition of subsidiary companies (Note 3)	(310,976)	(287,060)	-
Cash acquired	3,734	7,207	-
	(307,242)	(279,853)	-
Repurchase of accounts receivable	-	(27,750)	-
Additions to capital assets – net	(32,600)	(34,076)	(15,840)
Deferred charges	(13,688)	(11,659)	(5,818)
Intangible assets	(3,029)	(4,491)	(3,571)
Other assets	-	-	2,120

CASH USED IN INVESTING ACTIVITIES	(356,559)	(357,829)	(23,109)

OTHER
Effect of exchange rate changes on cash	(1,116)	(446)	3,395

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,589)	(40,573)	35,810

Cash and cash equivalents, beginning of year	13,877	54,450	18,640

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 11,288	$ 13,877	$ 54,450

*See Note 2

See accompanying notes.

DOREL INDUSTRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2004

(In thousands of U.S. dollars, except per share amounts)

NOTE 1 - NATURE OF OPERATIONS

Dorel Industries Inc. is a global consumer products company which designs, manufactures or sources, markets and distributes a diverse portfolio of powerful product brands, marketed through its juvenile, home furnishings, and recreational/leisure segments.  The principal markets for the Company’s products are the United States, Canada and Europe.

NOTE 2 - ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP) using the U.S. dollar as the reporting currency. The material differences between Canadian GAAP and United States GAAP are described and reconciled in Note 26. Certain comparative figures have been reclassified to conform to the 2004 financial statement presentation.

Restatements

As a result of retroactive recognition of customer relationship intangible assets acquired in connection with the two business acquisitions in 2003, intangible assets in the amount of $36,906 and long-term future tax liabilities in the amount of $12,911 have been recognized as at the dates of acquisition. As a result, the carrying amount of goodwill has been reduced by $23,995. Additionally, as these intangible assets have definite useful lives, the Company has recorded additional amortization expense in the amount of $1,275 in 2003. The after-tax income effect of this change is a reduction in net income of $826, or 3 cents per diluted share.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from the date of their acquisition.  All significant inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported.  Significant estimates and assumptions were used to evaluate the carrying value of long-lived assets, valuation allowances for accounts receivable and inventories, restructuring reserves, liabilities for potential litigation claims and settlements including product liability and assets and obligations related to employee pension and post-retirement benefits.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.  Actual results could differ from those estimates.

Revenue Recognition

Sales, licensing and commission income are recognized upon shipment of product and transfer of ownership to the customer.  Provisions for customer sales and return allowances and incentives are made at the time of product shipment.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Inventories

Raw material inventories are valued at the lower of cost and replacement cost.  Finished goods inventories are valued at the lower of cost and net realizable value.  Cost is determined on a first-in; first-out basis, and on a last-in; first-out basis for one of the Company’s subsidiaries.

Amortization

Capital assets are amortized as follows:

Method

Rate

Buildings

Straight-line

40 years

Machinery and equipment

Declining balance

15%

Moulds

Straight-line

3 to 5 years

Furniture and fixtures

Declining balance

20%

Vehicles

Declining balance

30%

Computer equipment

Declining balance

30%

Leasehold improvements

Straight-line

Over the term of the lease

Deferred charges

Deferred charges are carried at cost less accumulated amortization.

Research and Development Costs:

The Company incurred costs on activities which relate to research and development of new products.  Research costs are expensed as they are incurred.  Development costs are also expensed as incurred unless they meet specific criteria related to technical, market and financial feasibility.  The Company incurred $18,563 (2003 - $16,709, 2002 - $9,071) of research and development costs of which $6,420 (2003 - $6,319, 2002 - $3,660) were expensed and $12,143 (2003 - $10,390, 2002 - $5,411) were deferred and are being amortized to operations on a straight-line basis over a period of two years. Related amortization amounted to $10,105 (2003- $7,404, 2002 - $3,754).

Financing Costs:

The Company incurred certain costs related to the issue of long-term debt.  These amounts are amortized to operations on a straight-line basis over the terms of the related long-term debt.

Goodwill

Goodwill represents the excess of the purchase price over the fair values assigned to identifiable net assets acquired of subsidiary companies. Goodwill, which is not amortized, is tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. If the carrying value of a reporting unit, including the allocated goodwill, exceeds its fair value, goodwill impairment is measured as the excess of the carrying amount of the reporting unit’s allocated goodwill over the implied fair value of the goodwill, based on the fair value of the net assets of the reporting unit. The fair value of a reporting unit is calculated based on discounted cash flows or external valuations based on a market approach.

Intangible Assets

Intangible assets are valued at cost:

Trademarks

Trademarks acquired as part of business acquisitions are considered to have an indefinite life and are therefore not subject to amortization.  They are tested annually for impairment or more frequently when events or changes in circumstances indicate that the trademarks might be impaired. The impairment test compares the carrying amount of the trademarks with its fair value.

Customer Relationships

Customer relationships acquired as part of business acquisitions are amortized on a straight-line basis over a period of 20 to 25 years.

Patents

Patents are amortized by the straight-line method over their expected useful lives.

Licences

Certain licences are amortized in line with sales of products for which the licences have been acquired, while others are amortized by the straight-line method over their expected useful lives.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets for potential impairment on an ongoing basis.  The Company considers projected future operating results, trends and other circumstances in making such evaluations.  Impaired assets are written down to estimated fair value, being determined based on the present value of future cash flows.

Foreign Currency

The financial statements of self-sustaining operations whose functional currency is other than the United States dollar are translated from such functional currency to the United States dollar using the current rate method.  Under this method, assets and liabilities are translated at the rates in effect at the balance sheet date.  Income and expenses are translated at average rates of exchange for the year.  Resulting unrealized gains or losses are accumulated as a separate component of shareholders’ equity.

Foreign currency transactions and balances are translated using the temporal method.  Under this method all monetary assets and liabilities are translated at the exchange rates prevailing at the balance sheet date.

Non-monetary assets and liabilities are translated at historical exchange rates.  Income and expenses are translated at the average exchange rates for the year, except for amortization which is translated on the same basis as the related assets.  Translation gains and losses are reflected in net income.

Derivative Financial Instruments

Derivative financial instruments are utilized by the Company in the management of its foreign currency and interest rate exposures. These derivative financial instruments are used as a method for meeting the risk reduction objectives of the Company by generating offsetting cash flows related to the underlying position in respect of amount and timing. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

The Company enters into interest-rate swap agreements in order to modify the interest rate characteristics and to reduce the impact of fluctuating interest rates mainly on its long-term debts. Payments and receipts under interest-rate swap agreements are recognized as adjustments to interest expense.

The Company uses foreign exchange contracts, including futures, forwards and options, to hedge forecasted foreign currency cash flows. Forecasted foreign currency cash flows can only be hedged when significant characteristics and the expected terms of the forecasted foreign currency cash flows are identified and it is probable that these cash flows will occur. The foreign currency gains and losses on these contracts are not recognized in the consolidated financial statements until the underlying transaction is recorded in net income. The foreign currency gains and losses on these contracts are recorded in the same category as the hedged item. When the underlying is a forecasted foreign currency cost, gains and losses are generally included in cost of sales. Realized and unrealized gains and losses associated with derivative instruments, which cease to be effective or have been settled prior to maturity, are deferred and included in accounts payable and accrued liabilities or in accounts receivable on the consolidated balance sheet if the underlying forecasted foreign currency cash flows are still probable of occurring and recognized to income in the period in which the related hedged transaction is recorded in net income. Otherwise, these gains and losses are recognized immediately to income. In the event that a hedged item occurs or is settled prior to the termination of the corresponding derivative financial instrument or is no longer probable of occurring, any unrealized gain or loss on such derivative financial instrument is recognized to income immediately.

Pension Plans and Post-Retirement Benefits

Pension Plans

The Company's subsidiaries maintain defined benefit plans and defined contribution plans for their employees.  Pension benefit obligations under the defined benefit plans are determined annually by independent actuaries using management's assumptions and the accumulated benefit method for plans where future salary levels do not affect the amount of employee future benefits and the projected benefit method for plans where future salaries or cost escalation affect the amount of employee future benefits.  The plans provide benefits based on a defined benefit amount and length of service.

Plan assets are measured using the fair value method.  Actuarial gains or losses arise from the difference between the actual and expected long-term rate of return on plan assets for a period or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain or loss over 10 percent of the greater of the benefit obligation and the fair value of plan asset is amortized over the expected average remaining service period. The average remaining service period of active employees covered by the pension plans is nine years. Prior service costs arising from plan amendments are deferred and amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

Pension expense consists of the following:

▪

the cost of pension benefits provided in exchange for employees' services rendered in the period;

▪

interest on the actuarial present value of accrued pension benefits less earnings on pension fund assets;

▪

amounts which represent the amortization of the unrecognized net pension assets that arose when accounting policies were first applied and subsequent gains or losses arising from changes in actuarial assumptions, and experience gains or losses related to return on assets on the straight-line basis, over the expected average remaining service life of the employee group.

Post-Retirement Benefits Other Than Pensions

Post-retirement benefits other than pensions, include health care and life insurance benefits for retired employees.  The costs of providing these benefits are accrued over the working lives of employees in a manner similar to pension costs.

Significant elements in determining the assets or liabilities and related income or expense for these plans are the expected return on plan assets, the discount rate used to value future payment streams, expected trends in health care costs, and other actuarial assumptions.  Annually, the Company evaluates the significant assumptions to be used to value its pension and post-retirement plan assets and liabilities based on current market conditions and expectations of future costs. Actuarial gains or losses are treated in a similar manner to those relating to pension plans. The average remaining service period of employees covered by the post-retirement benefit plans is 20 years.

Future Income Taxes

Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values using the enacted income tax rate in effect at the balance sheet date.  Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized.  Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

Environmental Liabilities

Liabilities are recorded when environmental claims or remedial efforts are probable, and the costs can be reasonably estimated.  Environmental expenditures related to current operations are generally expensed as incurred.

Stock-Based Compensation

In 2003, the Canadian Institute of Chartered Accountants (CICA) modified Section 3870 “Stock-Based Compensation and Other Stock-Based Payments”, which the Company has adopted on a prospective basis. As a result, effective for the fiscal year beginning before January 1, 2004, the Company is required to recognize as an expense to income, all stock options granted, modified or settled using the fair value based method.  As the Company has elected for prospective treatment of this section, only option grants issued in fiscal 2004 or later have an impact on operating results.  In addition, pro forma disclosure is required for all options granted between January 1, 2002, the Company’s original adoption date of CICA Section 3870, and the year ended December 30, 2003.  The Company’s stock option plan and other disclosures are outlined in Note 16.

Segmented Information

During the first quarter of 2004, the Company acquired Pacific Cycle, LLC. In accordance with Canadian Generally Accepted Accounting Principles (GAAP), the operations of Pacific Cycle are reported as a separate reporting segment referred to as “Recreational/Leisure”.

Effective January 1, 2003, the Ready-to-Assemble and Home Furnishings segments as previously reported, were combined into one operating segment referred to as Home Furnishings.  This change reflects the similar nature of customers, products, production processes and distribution channels employed by the business units that make up these operating segments. The prior years have been restated to reflect the combination of these segments.

Segmented results can be found in Note 24 to these financial statements.

Change in Accounting Policies

Functional Currency

Effective January 1, 2003, as a result of the increasing proportion of operating, financing and investing activities denominated in the U.S. dollar, the Company’s principal Canadian operations changed their functional currency from the Canadian dollar to the U.S. dollar.  As a result of this change, all monetary assets and liabilities of the Company’s non-European operations denominated in currencies other than the U.S. dollar are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated at historical exchange rates. Resulting income and expenses are translated at the approximate exchange rates in effect when the transaction occurred.

For the period January 1, 2000 to December 30, 2002 the U.S. dollar had been adopted as the Company’s reporting currency and accordingly the financial statements of the Canadian operations were translated to the U.S. dollar using the current rate method, with any resulting unrealized gains or losses accumulated as a separate component of shareholders’ equity.

Hedging Relationships

Effective January 1, 2004, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants Guideline 13 “Hedging Relationships”, which establishes certain conditions for when hedge accounting may be applied. Any derivative instrument that does not qualify for hedge accounting is reported on a mark-to-market basis in income.  The Company’s interest rate swap instrument is not considered as a hedge for accounting purposes and is therefore recognized at fair value and the resulting gain or loss is recorded in earnings. This change in accounting policy did not have a material impact on the Company’s results.

NOTE 3 - BUSINESS ACQUISITIONS

On February 3, 2004, the Company acquired all the outstanding shares of Pacific Cycle, LLC, a designer and supplier of bicycles and other recreational products for a total consideration of $310,976, including related acquisition costs. The majority of the acquisition cost was financed through long-term debt in the amount of $288,000, with the balance being paid in cash. In addition, a balance of sale of $10,556 remains to be paid and is presented separately on the consolidated balance sheet.

The assets acquired and liabilities assumed consist of the following:

Assets

Cash	$ 3,734
Accounts receivable	32,709
Inventories	51,685
Capital assets	1,590
Trademarks	127,000
Other	2,385
Goodwill	147,593

366,696

Liabilities

Accounts payable and accrued liabilities	55,720

Total purchase price	$ 310,976

Goodwill is deductible for income tax purposes. The total goodwill amount is included in the Company’s Recreational / Leisure segment as reported in Note 24 of the financial statements.

As part of the acquisition agreement, certain members of Pacific Cycle's management group are party to a deferred purchase price payment plan. Under the terms of this plan, additional consideration is contingent upon achieving specified earnings objectives over a period of three years following the date of acquisition. When the contingency is resolved, if earnings objectives are met, a maximum of $10,423 would be recorded as an additional element of purchase price and would increase goodwill. Additionally, if earnings exceed specified objectives and current members of management are still employed by the Company, additional amounts would become payable at the end of the three-year period. These amounts would be recorded as compensation expense in the period in which they are incurred.

The following unaudited pro-forma financial information assumes the acquisition had occurred on January 1, of each year:

	2004	2003

Net sales	$ 1,700,596	$ 1,498,127
Net income	$ 99,123	$ 86,926

On February 14, 2003, the Company acquired all the outstanding common shares of Ampa Development SAS (Ampafrance) a developer, manufacturer, marketer and distributor of juvenile products including strollers, car seats and other juvenile products for a total consideration of $247,198, including all related acquisition costs.  The cost of the acquisition was financed through long-term debt in the amount of $200,000, with the balance being paid in cash.

The assets and liabilities assumed consist of the following:

Assets

Cash	$ 7,207
Accounts receivable	56,662
Inventories	29,396
Capital assets	25,288
Trademarks	65,823
Customer relationships	30,106
Other	1,371
Goodwill	141,020

356,873

Liabilities

Accounts payable and accrued liabilities	64,819
Future income taxes	37,884
Long-term debt and other long-term liabilities	6,972

109,675

Total purchase price	$ 247,198

Goodwill in the amount of $141,020 is not deductible for income tax purposes and is included in the Company’s Juvenile segment as reported in Note 24 of the financial statements.

The following unaudited pro-forma financial information assumes the acquisition had occurred on January 1, of each of the following years:

	2003	2002

Net sales	$ 1,185,511	$ 1,168,862
Net income	$ 74,770	$ 69,428

On September 5, 2003, the Company acquired all the outstanding common shares of Carina Furniture Industries Ltd., a developer, manufacturer, marketer and distributor of ready-to-assemble (RTA) furniture for a total consideration of $39,862, including all related acquisition costs. The majority of the acquisition cost was financed through long-term debt in the amount of $27,000, with the balance being paid in cash. In addition, a balance of sale of $2,314 was incurred and is presented separately on the consolidated balance sheet.

The assets acquired and liabilities assumed consist of the following:

Assets

Accounts receivable	$ 9,551
Inventories	7,319
Capital assets	5,461
Customer relationships	6,800
Future income taxes	3,263
Other assets	1,293
Goodwill	30,072

63,759

Liabilities

Accounts payable and accrued liabilities	18,097
Bank indebtedness	3,556
Future income taxes	2,244

23,897

Total purchase price	$ 39,862

As part of the liabilities assumed upon the Carina business acquisition, the Company had provided for $9,980 of restructuring costs in connection with the closure of the Carina manufacturing facility. This amount was included in the accounts payable and other liabilities figure of $18,097 above. Of this, $7,994 was provided for the lease cancellation and other related exit costs and $1,986 was for severance and other employee-related expenses. During the course of the year, actual costs were $5,111 less than anticipated, or $3,322 after incomes taxes. This amount was recorded as an adjustment of goodwill and reduced the goodwill figure originally established from $30,072 to $26,750.

Goodwill in the amount of $30,072 is not deductible for income tax purposes and is included in the Company’s Home Furnishings operating segment as reported in Note 24 of the financial statements.

The following unaudited pro-forma financial information assumes the acquisition had occurred on January 1 of each of the following years:

	2003	2002

Net sales	$ 1,221,623	$ 1,221,620
Net income	$ 75,896	$ 71,569

These combinations have been recorded under the purchase method of accounting with the results of operations of the acquired business being included in the accompanying consolidated financial statements since the date of acquisition.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	2004	2003

Accounts receivable	$ 337,782	$ 256,195
Allowance for anticipated credits	(42,982)	(40,005)
Allowance for doubtful accounts	(8,271)	(5,285)

	$ 286,529	$ 210,905

NOTE 5 - INVENTORIES

Inventories consist of the following:

	2004	2003

Raw materials	$ 56,138	$ 56,540
Work in process	7,998	9,073
Finished goods	228,855	141,758

	$ 292,991	$ 207,371

NOTE 6 - CAPITAL ASSETS

			Net
	Cost	Accumulated Amortization	2004	2003

Land	$ 11,559	$ -	$ 11,559	$ 10,805
Buildings	63,664	12,111	51,553	41,775
Machinery and equipment	88,689	48,356	40,333	34,342
Moulds	89,623	63,246	26,377	21,184
Furniture and fixtures	4,730	2,464	2,266	2,244
Computer equipment	20,860	10,052	10,808	4,277
Leasehold improvements	5,975	3,544	2,431	1,508
Construction in progress	11,888	-	11,888	26,154
Assets under capital lease	5,975	286	5,689	5,378
Vehicles	1,472	669	803	170

	$ 304,435	$ 140,728	$ 163,707	$ 147,837

Amortization of capital assets amounted to $21,084 (2003 - $18,896, 2002 - $19,271)

Construction in progress consists of the following major categories:

	2004	2003

Buildings and leasehold improvements	$ 454	$ 7,919
Machinery and equipment	2,127	6,497
Moulds	7,903	7,875
Computer equipment	1,404	3,863

	$ 11,888	$ 26,154

NOTE 7 - DEFERRED CHARGES

	2004	2003

Development costs	$ 17,743	$ 15,117
Financing costs	2,435	1,996
Other	805	1,388

	$ 20,983	$ 18,501

Amortization of deferred development costs and all other deferred charges amounted to $10,105 (2003 - $7,404, 2002 - $3,754) and $1,716 (2003 - $1,023, 2002 - $1,633) respectively.

NOTE 8 - INTANGIBLE ASSETS

			Net
	Cost	Accumulated Amortization	2004	2003

Trademarks	$ 210,658	$ -	$ 210,658	$ 77,025
Customer relationships	44,897	3,374	41,523	40,498
Patents	15,076	5,100	9,976	6,823
Licences	1,000	189	811	1,600

	$ 271,631	$ 8,663	$ 262,968	$ 125,946

Amortization of intangible assets amounted to $3,285 (2003 - $2,600, 2002 - $635).

NOTE 9 – BANK INDEBTEDNESS

The average interest rates on the outstanding borrowings for 2004 and 2003 were 3.24% and 2.99% respectively.  As at December 30, 2004, the Company had unused and available bank lines of credit amounting to approximately $27,719 (2003 - $39,395) renegotiated annually.

NOTE 10 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	2004	2003

Accounts payable	$ 295,125	$ 198,873
Salaries payable	24,263	19,565
Product liability	35,350	34,707

	$ 354,738	$ 253,145

NOTE 11 – LONG-TERM DEBT

	2004	2003

Series “A” Senior Guaranteed Notes

Bearing interest at 6.80% per annum with principal repayments as follows:
- 4 annual instalments of $1,000 ending in July 2008
- 1 instalment of $8,500 in July 2009
- 2 annual instalments of $10,000 ending in July 2011
- 1 final instalment of $16,500 in July 2012	$ 49,000	$ 50,000

Bearing interest at 5.09% per annum repayable in February 2008	55,000	55,000

Series “B” Senior Guaranteed Notes

Bearing interest at 5.63% per annum repayable in February 2010	55,000	55,000

Term Notes

Bearing interest at 7.00% per annum with principal repayments in 4 annual instalments of $4,800 ending in April 2008	19,200	24,000

Bearing interest at 7.13% per annum with principal repayments in 4 annual instalments of $1,600 ending in June 2008	6,400	8,000

Revolving Bank Loans

Bearing interest at various rates per annum, averaging 4.37% based on LIBOR or U.S. bank rates, total availability of $470,000 (2003 - $245,000).	$ 327,604	$ 97,000

Other	209	268

Obligations under capital lease	1,089	911

	513,502	290,179

Current portion	7,686	7,758

	$ 505,816	$ 282,421

The aggregate repayments in subsequent years of existing long-term debt will be:

Fiscal Year Ending	Amount

2005	$ 7,719
2006	335,323
2007	7,704
2008	62,626
2009	8,616
Thereafter	91,553
513,541
Less: Amounts representing interest	(39)

$ 513,502

NOTE 12 – OTHER LONG-TERM LIABILITIES

	2004	2003

Employee compensation	$ 6,894	$ 6,521
Other	1,120	1,745

	$ 8,014	$ 8,266

NOTE 13 – FINANCIAL INSTRUMENTS

In the normal course of business, the Company uses various financial instruments, including derivative financial instruments, for purposes other than trading.  The Company uses derivative financial instruments as outlined in Note 2, to reduce exposure to fluctuations in interest rates and foreign exchange rates.  The derivative financial instruments include foreign exchange contracts and interest rate swaps.  The non-derivative financial instruments include those as outlined below.  By their nature, all such instruments involve risk, including market risk and the credit risk of non performance by counterparties.  These financial instruments are subject to normal credit standards, financial controls, risk management as well as monitoring procedures.

Fair Value of Recognized Financial Instruments

Following is a table which sets out the fair values of recognized financial instruments using the valuation methods and assumptions described below:

	December 30, 2004		December 30, 2003
	Carrying Value	Fair value	Carrying Value	Fair Value

Financial Assets
Cash and cash equivalents	$ 11,288	$ 11,288	$ 13,877	$ 13,877
Accounts receivable	286,529	286,529	210,905	210,905
Interest rate swap	-	-	311	(1,772)
Financial Liabilities
Bank indebtedness	1,915	1,915	764	764
Option contracts	280	280	-	-
Accounts payable and accrued liabilities	354,458	354,458	253,145	253,145
Balance of sale payable	13,051	13,051	2,314	2,314
Long-term debt	513,502	516,655	290,179	294,220
Other long-term liabilities	8,014	8,014	8,266	8,266

The carrying amounts shown in the table above are those which are included in the balance sheet and/or notes to the financial statements. The recognized option contracts are included in the accounts payable and accrued liabilities caption on the balance sheet as at December 30, 2004.

Determination of Fair Value

The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

Cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and accrued liabilities - The carrying amounts approximate fair value because of the short maturity of those financial instruments.

Interest rate swap - The fair value is computed based on the difference between mid-market levels and the fixed swap rate at year-end.

Long-term debt - The fair value is estimated based on discounting expected future cash flows at the discount rates which represent borrowing rates presently available to the Company for loans with similar terms and maturity.

Option contracts – Fair values for option contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments, as well as time value and yield curve or volatility factors underlying the positions.

Future and forward contracts – Fair values of derivatives are based on listed market prices, where possible. If listed market prices are not available, fair value is based on other relevant factors, including banker price quotations and price quotations for similar instruments traded in different markets.

Letters of credit - As described in Note 18, the Company has certain letter of credit facilities of which management does not expect any material losses to result from these instruments.

Other long-term liabilities, balance of sale payable – The carrying amounts approximate their fair value.

Foreign Exchange Risk Management

The Company enters into various types of foreign exchange contracts to manage its exposure to foreign currency risk as indicated in the following table:

	December 30, 2004		December 30, 2003		December 30, 2002
	Notional Amount	Fair Value	Notional Amount	Fair Value	Notional Amount	Fair Value

Future contracts	$ 36,606	$ 1,279	$ 32,404	$ 948	$ 9,318	$ 190
Forward exchange contracts	15,551	(779)	9,120	(424)	5,000	355
Options	13,600	(840)	7,250	(655)	-	-

The term of the currency derivatives ranges from three to twelve months.  The Company's market risk with respect to foreign exchange contracts is limited to the exchange rate differential.

Deferred unrealized gains (losses) on these contracts are presented in the following table, showing the periods in which they are expected to be recognized in income.

	2004	2003	2002
To be recognized within

Three months	$ (221)	$ (650)	$ 370
Six months	(109)	(45)	31
Nine months	228	269	67
Twelve months	42	295	75

	$ (60)	$ (131)	$ 545

Concentrations of Credit Risk

Substantially all accounts receivable arise from sales to the retail industry.  Sales to two major customers represented 52.1% (2003 - 49.0%) of total revenue. In 2002, there were three major customers representing 68.6% of total revenues. Accounts receivable from these customers comprised 36.3% and 42.7% of the total at December 30, 2004 and 2003, respectively.

NOTE 14 – BENEFIT PLANS

Pension Benefits

One of the Company's subsidiaries maintains defined benefit pension plans for specific employees.  Obligations under the defined benefit plans are determined annually by independent actuaries using management’s assumptions and the accumulated benefit method.  The plans are flat-benefit plans and provide benefits based on a defined benefit amount and length of service.

Information regarding the Company’s defined benefit plans is as follows:

	2004	2003

Accrued benefit obligation:
Balance, beginning of year	$ 19,990	$ 18,117
Current service cost	468	389
Interest cost	1,247	1,222
Benefits paid	(1,181)	(1,130)
Actuarial losses	1,166	1,392

Balance, end of year	21,690	19,990

Plan assets:
Fair value, beginning of year	20,491	17,885
Actual return on plan assets	1,932	3,236
Employer contributions	800	500
Benefits paid	(1,181)	(1,130)
Additional charges	(130)	-

Fair value, end of year	21,912	20,491

Funded status – plan surplus	222	501
Unamortized actuarial loss	9,325	9,109
Unamortized prior service cost	1,239	1,385

	$ 10,786	$ 10,995

The accrued benefit asset relating to pension benefits is included in other assets.

Net pension costs for the defined benefit plan comprise the following:

	2004	2003	2002

Current service cost	$ 468	$ 390	$ 353
Interest cost	1,247	1,222	1,204
Actual return on plan assets	(1,932)	(3,236)	2,717
Actuarial (gain)/loss	1,166	1,392	1,008
Plan amendments	-	-	(144)
Benefit cost before adjustments to recognize the long-term nature of the plans	949	(232)	5,138
Difference between actual and expected return on plan assets	231	1,676	(4,334)
Difference between actuarial (gain)/loss on accrued benefit obligation and the amount recognized	(318)	(684)	(835)
Difference between amortization of past service costs and actual amendments for the year	146	146	290
Amortization of transition obligation	-	-	(24)

Pension expense	$ 1,008	$ 906	$ 235

Under the Company’s defined contribution plans, total expense was $1,580 (2003 - $1,606, 2002 - $1,901). Total cash payments for employee future benefits for 2004, consisting of cash contributed by the Company to its funded plans, cash contributed to its defined contribution plans and benefits paid directly to beneficiaries for unfunded plans, was $3,714 (2003 - $3,407).

Post-Retirement Benefits

One of the Company’s subsidiaries maintains a defined benefit post-retirement benefit plan for substantially all its employees.

Information regarding this Company’s post-retirement benefit plan is as follows:

	2004	2003

Accrued benefit obligation:
Balance, beginning of year	$ 11,881	$ 11,578
Current service cost	1,042	504
Interest cost	680	777
Benefits paid	(710)	(940)
Actuarial (gains)/losses	(283)	(38)

Balance, end of year	12,610	11,881

Plan assets:
Employer contributions	710	940
Benefits paid	(710)	(940)

Fair value, end of year	-	-

Funded status-plan deficit	(12,610)	(11,881)
Unamortized actuarial (gain)/loss	(1,063)	(787)
Unamortized prior service costs	(1,003)	(1,150)

Accrued benefit liability	$ (14,676)	$ (13,818)

Net costs for the post-retirement benefit plan comprise the following:

	2004	2003	2002

Current service cost	$ 1,042	$ 504	$ 392
Interest cost	680	777	732
Actuarial (gain)/loss	(283)	(38)	1,523
Benefit cost before adjustments to recognize the long-term nature of the plans	1,439	1,243	2,647
Difference between actuarial (gain)/loss on accrued benefit obligation and the amount recognized	276	38	(1,670)
Difference between amortization of past service costs and actual amendments for the year	(146)	(147)	(66)

Net benefit plan expense	$ 1,569	$ 1,134	$ 911

Assumptions

Weighted-average assumptions used to determine benefit obligations as at December 30:

	Pension Benefits		Post-Retirement Benefits
	2004	2003	2004	2003

Discount rate	6.00%	6.25%	6.00%	6.25%
Rate of compensation increase	n/a	n/a	n/a	n/a

Weighted-average assumptions used to determine net periodic cost for the years ended December 30:

	Pension Benefits			Post-Retirement Benefits
	2004	2003	2002	2004	2003	2002

Discount rate	6.25%	6.75%	7.50%	6.25%	6.75%	7.50%
Expected long-term return on plan assets	8.50%	9.00%	9.50%	n/a	n/a	n/a
Rate of compensation increase	n/a	n/a	n/a	n/a	n/a	n/a

The measurement date used for plan assets and pension benefits and the measurement date used for post-retirement benefits was December 30 for both 2004 and 2003. The most recent actuarial valuations for the pension plans and post-retirement benefit plans are dated January 1, 2004. The most recent actuarial valuation of the pension plans for funding purposes was as of January 1, 2004, and the next required valuation will be as of January 1, 2005.

The expected long-term rate of return on plan assets reflected the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. In estimating that rate, appropriate considerations were given to the returns being earned by the plan assets in the fund and rates of return expected to be available to reinvestment. More specifically, based on the Company’s asset mix of bond funds and equity securities at standard return on asset rates, 8.5% was selected as an appropriate and conservatively reasonable rate for the expected long-term rate of return on plan assets.

Plan assets are held in trust and their weighted average allocations were as follows as at the measurement date:

	Target range allocation	2004	2003

North American equity securities	35% - 65%	64.2%	58.6%
International equity securities	5%-15%	11.1%	28.2%
Fixed income securities	15%-65%	24.7%	13.2%
		100.0%	100.0%

In 2005 the Company expects to make contributions to its defined benefit pension plan of approximately $800.

The Company’s health benefit costs were estimated to increase with an annual rate of 10% during 2004 (2003 - 10%) decreasing gradually to the ultimate annual growth rate of 5% reached in 2014. Assumed health care cost trends have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost rates would have the following effects:

	1 Percentage Point Increase	1 Percentage Point Decrease

Effect on total of service and interest cost	$ 105	$ (90)
Effect on post-retirement benefit obligation	$ 1,640	$ (1,414)

As of the December 30, 2004, the benefits expected to be paid in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter are the following:

Year	Pension Benefits	Post-Retirement Benefits

2005	$ 1,103	$ 663
2006	1,097	719
2007	1,086	775
2008	1,065	796
2009	1,119	806
2010-2014	6,429	4,162

Other

Certain of the Company’s subsidiaries have elected to act as self-insurer for certain costs related to all active employee health and accident programs.  The expense for the year ended December 30, 2004 was $10,730 (2003 - $7,941, 2002 - $9,388) under this self-insured benefit program.

Certain of the Company’s subsidiaries maintain a non-qualified deferred compensation plan for certain highly compensated employees, which provides for employer contributions, and are held in a trust.  The total contributions made under these plans for the year ended December 30, 2004 was $41 (2003 - $46, 2002 - $65).

NOTE 15 – CAPITAL STOCK

The capital stock of the Company is as follows:

Authorized

An unlimited number of preferred shares without nominal or par value, issuable in series.

An unlimited number of Class "A" Multiple Voting Shares without nominal or par value, convertible at any time at the option of the holder into Class "B" Subordinate Voting Shares on a one-for-one basis.

An unlimited number of Class "B" Subordinate Voting Shares without nominal or par value, convertible into Class "A" Multiple Voting Shares, under certain circumstances, if an offer is made to purchase the Class "A" shares.

Details of the issued and outstanding shares are as follows:

	2004		2003
	Number	Amount	Number	Amount

Class “A” Multiple Voting Shares

Balance, beginning of year	4,872,560	$ 2,139	4,909,460	$ 2,156

Converted from Class “A” to Class “B” (1)	(166,266)	(80)	(36,900)	(17)

Balance, end of year	4,706,294	2,059	4,842,560	2,139

Class “B” Subordinate Voting Shares

Balance, beginning of year	27,746,382	154,135	26,396,232	136,290

Converted from Class “A” to Class “B” (1)	166,266	80	36,900	17

Issuance of capital stock (2)	-	-	200,000	3,974

Issued under stock option plan	181,250	4,602	1,118,250	13,880

Repurchase of capital stock (3)	-	-	(5,000)	(26)

Balance, end of year	28,093,898	158,817	27,746,382	154,135

TOTAL CAPITAL STOCK		$ 160,876		$ 156,274

1.

During the year, the Company converted 166,266 (2003 - 36,900) Class “A” Multiple Voting Shares into Class “B” Subordinate Voting Shares at an average rate of $0.48 per share (2003 - $0.46 per share).

2.

In January 2003, Hasbro, Inc. exercised 200,000 share purchase warrants granted as partial consideration for a licence agreement dated September 21, 2000. This agreement called for share purchase warrants to purchase 200,000 Class “B” Subordinate Voting Shares at an exercise price of $19.87($CAN 30.00) expiring no later than September 21, 2005.

3.

Under a Normal Course Issuer Bid effective August 11, 2003, the Company indicated its intention to purchase up to 200,000 Class “B” Subordinate Voting Shares at the prevailing market price on the Toronto Stock Exchange.  The program expired on August 10, 2004.  During the year, the Company did not purchase any shares for cancellation. In 2003, the Company purchased 5,000 Class “B” Subordinate Voting shares for total consideration of $129.

4.

During the year, the Company realized tax benefits amounting to $694 (2003 - $Nil) as a result of stock option transactions.  The benefit has been credited to capital stock and is not reflected in the current income tax provision.

NOTE 16 – STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

Stock option plans

Under various plans, the Company may grant stock options on the Class "B" Subordinate Voting Shares at the discretion of the board of directors, to senior executives and certain key employees.  The exercise price is the market price of the securities at the date the options are granted.  Of the 6,000,000 Class “B” Subordinate Voting Shares initially reserved for issuance, 2,888,250 were available for issuance under the share option plans as at December 30, 2004.  Options granted vest according to a graded schedule of 25% per year commencing a day after the end of the first year, and expire no later than the year 2009.

The Company’s stock option plan is as follows:

	2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Options outstanding, beginning of year	1,099,750	$ 21.52	2,079,000	$ 16.55
Granted	752,500	32.90	151,000	24.67
Exercised	(181,250)	21.31	(1,118,250)	12.39
Cancelled	(55,250)	25.55	(12,000)	21.75

Options outstanding, end of year	1,615,750	$ 26.95	1,099,750	$ 21.52

A summary of options outstanding at December 30, 2004 is as follows:

Total Outstanding				Total Exercisable
Range of Exercise Prices	Options	Weighted Average Exercise Price	Weighted Average Contractual Remaining Life	Options	Weighted Average Exercise Price

$16.25 - $20.41	634,250	$20.31	2.24	274,000	$20.40
$25.51 - $29.51	351,000	$27.35	3.36	87,750	26.77
$30.00 - $33.74	630,500	$33.41	4.21	-	-

$16.25 - $33.74	1,615,750	$26.95	3.25	361,750	$21.95

Total compensation cost recognized in income for employee stock options granted during the year amounts to $1,006, and was credited to contributed surplus.

If the Company had elected to recognize compensation costs based on the fair value at the date of grant for options granted since January 1, 2002, consistent with the provisions of the Canadian Institute of Chartered Accountants Section 3870, the Company’s net income and earnings per share would have been reduced to the following pro-forma amounts:

		2004	2003	2002

Net income	As reported	$ 100,076	$ 74,200	$ 61,595
	Pro forma	$ 98,601	$ 72,778	$ 60,759

Basic Earnings per share	As reported	$ 3.06	$ 2.33	$ 2.05
	Pro forma	$ 3.01	$ 2.29	$ 2.02

Fully diluted earnings per share	As reported	$ 3.04	$ 2.29	$ 2.00
	Pro forma	$ 3.00	$ 2.25	$ 1.97

Weighted-average fair value of options granted during the year		$ 10.94	$ 8.64	$ 7.70

The above pro-forma net income and earnings per share were computed using the fair value of granted options as at the date of grant as calculated by the Black-Scholes option method.  In order to perform the calculation, the following weighted average assumptions were made:

	2004	2003	2002

Risk-free interest rate	3.69%	3.99%	4.33%

Dividend yield	Nil	Nil	Nil

Expected volatility	32.7%	33.5%	34.9%

Term to maturity	4.39	4.63	4.73

Deferred Share Unit Plan

The Company has a Deferred Share Unit Plan (the “DSU Plan”) under which an external director of the Company may elect annually to have his or her director’s fees and fees for attending meetings of the Board of Directors or committees thereof paid in the form of deferred share units (“DSU’s”). The number of DSU’s received by a director is determined by dividing the amount of the remuneration to be paid in the form of DSU’s on that date (the “Award Date”) by the fair market value of the Company’s Class B Subordinate Voting Shares on the Award Date. Upon termination of a director’s service, a director may receive, at the discretion of Board of Directors, either:

(a)

cash equal to the number of DSU’s credited to the director’s account multiplied by the fair market value of the Class B Subordinate Voting Shares on the date a notice of redemption is filed by the director; or

(b)

the number of Class B Subordinate Voting Shares equal to the number of DSU’s in the director’s account.

(c)

A combination of cash and Class B Subordinate Voting Shares

During the year ended December 30, 2004, of the 75,000 DSU’s authorized for issuance under the plan, 2,289 DSU’s were issued and $75 was credited to contributed surplus.

NOTE 17 – CUMULATIVE TRANSLATION ADJUSTMENT

An analysis of the cumulative translation adjustment included in shareholders' equity is as follows:

	2004	2003	2002

Balance, beginning of year	$ 50,948	$ 2,900	$ (4,334)

Translation of self-sustaining foreign operations	28,541	48,048	7,234

Balance, end of year	$ 79,489	$ 50,948	$ 2,900

NOTE 18 – COMMITMENTS

a)

The Company has entered into long-term lease agreements bearing various expiry dates to the year 2012.  The minimum annual lease payment amounts exclusive of additional charges will be as follows:

Fiscal Year Ending	Total Lease Payment Amounts	Recovered from sub-leases	Net Commitment

2005	$ 20,698	$ (2,539)	$ 18,159
2006	13,982	(1,867)	12,115
2007	11,357	(1,683)	9,674
2008	8,723	(1,722)	7,001
2009	6,167	(1,820)	4,347
Thereafter	19,671	(13,682)	5,989
	$ 80,598	$ (23,313)	$ 57,285

b)

The Company has letter of credit facilities totalling $31,024 (2003 - $30,944) of which unaccepted letters of credit outstanding as at December 30, 2004 and 2003 amount to $8,361 and $18,916, respectively. In addition, the Company has guarantees outstanding as of December 30, 2004 totalling $287.

c)

The Company has entered into various licensing agreements for the exclusive use of certain brand names on its products. Under these agreements, the Company is required to pay royalties as a percentage of sales with minimum royalties of $108 due in fiscal 2005 and $2,099 due in fiscal 2006 and 2007 combined.

d)

As at December 30, 2004, the Company has capital expenditure commitments of approximately $5,768.

NOTE 19 – CONTINGENT LIABILITIES

The Company is involved in various legal actions and party to a number of other claims or potential claims that have arisen in the normal course of business, the outcome of which is not yet determinable.  In the opinion of management, based on information presently available, any monetary liability or financial impact of such lawsuits, claims or potential claims to which the Company might be subject would not be material to the consolidated financial position of the Company and the consolidated results of operations.

Additionally, under the terms of the Pacific Cycle’s acquisition agreement, contingent consideration based on earnings may become payable at the end of 2006, refer to Note 3 to these financial statements.

NOTE 20– PRODUCT LIABILITY

The Company is insured for product liability, by the use of both traditional insurance and by the Company's wholly owned subsidiary, Dorel Insurance Corporation, which functions as a captive insurance company, providing a self funded insurance program to mitigate its product liability exposure.  The self funded insurance program includes third party insurance coverage which is limited to the fair value of the assets held by the captive insurance company.

The estimated product liability exposure was calculated by an independent actuary based on historical sales volumes, past claims history and management and actuarial assumptions.  The estimated exposure includes incidents that have occurred, as well as incidents anticipated to occur on units sold prior to December 30, 2004.  Significant assumptions used in the actuarial model include management’s estimates for pending claims, product life cycle, discount rates, and the frequency and severity of product incidents.

As at December 30, 2004, the Company’s recorded liability amounts to $35,350 (2003 - $34,707), which represents the Company’s total estimated exposure related to current and future product liability incidents.

Funds Held by Ceding Insurer

Dorel Insurance Corporation, the captive insurance company, has entered into a reinsurance agreement whereby funds are withheld by the ceding insurer, for the purpose of payment of net losses related to product liability claims.  These funds bear interest at a rate of 2.72% per annum.

NOTE 21 – INCOME TAXES

Variations of income tax expense from the basic Canadian Federal and Provincial combined tax rates applicable to income from operations before income taxes are as follows:

	2004		2003		2002

PROVISION FOR INCOME TAXES	$ 35,301	33.0%	$ 32,786	33.0%	$ 28,279	33.0%

ADD (DEDUCT) EFFECT OF:
Difference in effective tax rates of foreign subsidiaries	(17,264)	(16.1)	(4,250)	(4.3)	(1,047)	(1.2)
Recovery of income taxes arising from the use of unrecorded tax benefits	(8,999)	(8.4)	(2,998)	(3.0)	(2,979)	(3.5)
Reduction in future income taxes resulting from reduction in rate	(1,184)	(1.1)	-	-	-	-
Recognition of previously unrecognized losses	(725)	(0.7)	-	-	-	-
Other – net	(232)	(0.2)	(387)	(0.4)	(154)	(0.2)

ACTUAL PROVISION FOR INCOME TAXES	$ 6,897	6.4%	$ 25,151	25.3%	$ 24,099	28.1%

The following presents the Canadian and foreign components of income from operations before income taxes and income tax expense for the years ended December 30:

	2004	2003	2002
Details of income from operations:

Domestic	$ (11,850)	$ 13,400	$ 14,868
Foreign	118,823	85,951	70,826

Income from operations before income taxes	$ 106,973	$ 99,351	$ 85,694

Details of income tax expense:

Current
Domestic	$ (4,931)	$ 5,773	$ 4,907
Foreign	16,267	15,241	14,481

	11,336	21,014	19,388

Future
Domestic	(585)	365	(208)
Foreign	(3,854)	3,772	4,919
	(4,439)	4,137	4,711

Total Income Taxes	$ 6,897	$ 25,151	$ 24,099

The components of future taxes are as follows:

	2004	2003

Current future income tax assets:
Inventories	$ 1,832	$ 1,545
Accrued expenses	17,681	10,805
Operating loss carry forwards	668	1,029
Accounts receivable	2,778	1,007
Other	1,068	-
Total current future income tax assets	$ 24,027	$ 14,386

Long-term future income tax assets:
Share issue costs	$ 387	$ 773
Operating loss carry forwards	7,623	3,878
Employee Pensions	1,368	893
Other long-term liabilities	1,023	2,763
Total long-term future income tax assets	$ 10,401	$ 8,307

Current future income tax liabilities:
Intangible assets	$ 652	$ 609
Other	727	20
Total current future income tax liabilities	$ 1,379	$ 629

Long-term future income tax liabilities:
Capital assets	$ 21,719	$ 18,224
Intangible assets	44,411	40,765
Goodwill	3,410	-
Deferred development costs	4,858	3,611
Other	1,321	1,232
Total long-term future income tax liabilities	$ 75,719	$ 63,832

NOTE 22 – EARNINGS PER SHARE

The following table provides a reconciliation between the number of basic and fully diluted shares outstanding:

	2004	2003	2002

Weighted daily average number of Class “A” Multiple and Class “B” Subordinate Voting Shares	32,728,727	31,837,343	30,097,165

Dilutive effect of stock options and share purchase warrants	186,505	569,381	642,073

Weighted average number of diluted shares	32,915,232	32,406,724	30,739,238

Number of anti-dilutive stock options or share purchase warrants excluded from fully diluted earnings per share calculation	618,500	136,000	100,000

NOTE 23 – STATEMENT OF CASH FLOWS

Net changes in non-cash working capital balances relating to continuing operations are as follows:

	2004	2003	2002

Accounts receivable	$ (36,138)	$ (8,062)	$ (950)
Inventories	(28,769)	(20,356)	12,831
Prepaid expenses and other assets	813	3,229	(5,798)
Accounts payable and accrued liabilities	42,588	34,809	24,931
Income taxes	4,451	(12,098)	15,208

Total	$ (17,055)	$ (2,478)	$ 46,222

Supplementary disclosure:
	2004	2003	2002

Interest paid	$ 26,128	$ 10,749	$ 9,342
Income taxes paid	13,002	36,792	12,983
Income taxes received	3,017	9,810	5,400

NOTE 24 – SEGMENTED INFORMATION

The Company’s significant business segments include:

▪

Juvenile Products Segment:  Engaged in the design, sourcing, manufacturing and distribution of children’s furniture and accessories which includes infant car seats, strollers, high chairs, toddler beds, cribs and infant health and safety aids.

▪

Home Furnishings Segment:  Engaged in the design, sourcing, manufacturing and distribution of ready-to-assemble furniture and home furnishings which includes metal folding furniture, futons, step stools, ladders and other imported furniture items.

▪

Recreational / Leisure Segment:  Engaged in the design, sourcing and distribution of recreational and leisure products and accessories which includes bicycles, jogging strollers, and other recreational products.

The accounting policies used to prepare the information by business segment are the same as those used to prepare the consolidated financial statements of the Company as described in Note 2.

The Company evaluates financial performance based on measures of income from segmented operations before interest and income taxes.  Inter-segment sales were immaterial for the years ended December 30, 2004, 2003, and 2002.

Geographic Segments

	Total Revenues			Capital Assets and Goodwill
	2004	2003	2002	2004	2003	2002

Canada	$ 166,861	$ 174,262	$ 157,153	$ 41,798	$ 49,197	$ 11,152
United States	1,114,247	670,109	708,850	374,958	225,583	214,224
Europe	323,696	266,719	84,693	259,454	226,316	25,652
Other foreign countries	80,066	52,676	41,377	43	57	15

Total	$ 1,684,870	$ 1,163,766	$ 992,073	$ 676,253	$ 501,153	$ 251,043

Industry Segments

	Total
	2004	2003	2002

Total Revenues	$ 1,684,870	$ 1,163,766	$ 992,073

Cost of sales and operating expenses	1,491,606	1,002,843	860,968

Amortization	34,539	29,441	23,585

Earnings from segment operations	158,725	131,482	107,520

Interest	32,504	16,077	10,439

Income taxes	6,897	25,151	24,099

Corporate expenses	19,248	16,054	11,387

Net income	$ 100,076	$ 74,200	$ 61,595

Total Assets	$ 1,601,272	$ 1,106,120	$ 543,483

Additions to capital assets	$ 32,517	$ 33,779	$ 15,817

Goodwill

The continuity of goodwill by industry segment is as follows:

Balance, beginning of year	$ 353,316	$ 155,669	$ 151,624
Additions	147,593	171,092	-
Adjustments	(3,322)	-	-
Foreign exchange	14,959	26,555	4,045
Balance, end of year	$ 512,546	$ 353,316	$ 155,669

Juvenile			Home Furnishings			Recreational / Leisure
2004	2003	2002	2004	2003	2002	2004	2003	2002

$ 758,367	$ 670,106	$ 528,446	$ 540,620	$ 493,660	$ 463,627	$ 385,883	$ -	$ -

664,884	582,024	469,166	490,835	420,819	391,802	335,887	-	-

27,558	23,319	16,291	6,432	6,122	7,294	549	-	-

65,925	64,763	42,989	43,353	66,719	64,531	49,447	-	-

$ 948,271	$ 872,156	$ 366,838	$ 243,148	$ 233,964	$ 176,645	$ 409,853	$ -	$ -

$ 27,383	$ 27,720	$ 10,260	$ 3,849	$ 6,059	$ 5,557	$ 1,285	$ -	$ -

$ 318,822	$ 151,247	$ 147,202	$ 34,494	$ 4,422	$ 4,422	$ -	$ -	$ -
-	141,020	-	-	30,072	-	147,593	-	-
-	-	-	(3,322)	-	-	-	-	-
14,959	26,555	4,045	-	-	-	-	-	-
$ 333,781	$ 318,822	$ 151,247	$ 31,172	$ 34,494	$ 4,422	$ 147,593	$ -	$ -

	Total
	2004	2003	2002

Total Assets

Total assets for reportable segments	$ 1,601,272	$ 1,106,120	$ 543,483
Corporate assets	15,630	22,843	71,259

Total assets	$ 1,616,902	$ 1,128,963	$ 614,742

Concentration of Credit Risk

Sales to major customers were concentrated as follows:

	Canada			United States			Foreign
	2004	2003	2002	2004	2003	2002	2004	2003	2002

Juvenile	1.1%	1.7%	1.2%	16.5%	19.2%	30.8%	0.4%	0.3%	-
Home furnishings	2.8%	7.8%	10.2%	13.0%	15.8%	22.7%	3.1%	4.2%	3.7%
Recreational/Leisure	-	-	-	15.1%	-	-	-	-	-

NOTE 25 – SUBSEQUENT EVENT

Subsequent to year-end, on February 11, 2005, the Company settled a dispute with one of its product liability insurance carriers for the amount of $9,800. As at December 30, 2004, this gain was contingent upon successful resolution of the dispute. As a result, the amount received will be applied against operating expenses in 2005.

NOTE 26 – UNITED STATES ACCOUNTING PRINCIPLES

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which, in the case of the Company, conform in all material respects with those in the United States (U.S. GAAP) and with the requirements of the Securities and Exchange Commission (SEC), except as follows:

Deferred Charges

Canadian GAAP allows for the deferral and amortization of development costs if specific criteria are met.  Under U.S. GAAP all costs classified as development costs are expensed as incurred.

Pension Plans and Post Retirement Benefits Other than Pensions

Under U.S. GAAP, if the accumulated benefit obligation exceeds the fair value of plan assets, a minimum liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability.  Any portion of this additional liability that relates to unrecognized past service cost is recognized as an intangible asset and the remainder is charged to other comprehensive income.  Canadian GAAP has no such requirement to record a minimum liability.

Additionally, for the benefit obligation in Italy, the Company applies the first approach of Emerging Issues Task Force Abstract 88-1, “Determination of Vested Benefit Obligation to a Defined Benefit Pension Plan” ("EITF 88-1"), not SFAS No. 87, “Employer’s Accounting for Pensions”. Under this U.S. GAAP methodology, the vested benefit obligation represents the actuarial present value of the vested benefits to which the employee is entitled if the employee separates immediately.

Accounting for Derivative Instruments and Hedging Activities

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires that all derivative instruments, including those embedded in other contracts, be recorded on the balance sheet at their fair value.  Changes in the fair value of derivatives are recorded each period in income from operations or other comprehensive income depending on the intended use of the derivative, its resulting designation and its effectiveness.  If a derivative instrument is designated as a hedge and meets the criteria for hedge effectiveness, an offset to income from operations is available but only to the extent that the hedge is effective.  The ineffective portion of the change in fair value of a derivative instrument that meets the hedge criteria is recognized in current income from operations. Under Canadian GAAP, contracts that qualify for hedge accounting are maintained off-balance sheet.

Goodwill

Under Canadian GAAP, certain incremental costs incurred in connection with an acquisition were allowed to be included in either the allocation of the purchase price to the acquired assets and liabilities, or in the results of the Consolidated Statement of Income.  U.S. GAAP requires that certain incremental costs be included as part of the purchase price allocation and resulting goodwill.

Stock Options

Under Canadian GAAP, the Company adopted the modified CICA Section 3870 “Stock-Based Compensation and Other Stock-Based Payments” on a prospective basis.  As a result, the Company is required to recognize as an expense to income, all stock options granted, modified or settled using the fair value based method.  As the Company has elected for prospective treatment of this section, only option grants issued in fiscal 2004 or later have an impact on operating results.

Under U.S. GAAP, as of December 31, 2003, the Company adopted SFAS No. 123 “Accounting for Stock-Based Compensation” on a prospective basis for recognition purposes.  As a result, the fair value based method is applied to all awards granted after the beginning of the fiscal year.  In prior years, the Company accounted for its stock-based compensation plans using the intrinsic value method prescribed by  APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) for purposes of reconciliation to U.S. GAAP.  In accordance with Company policy, the exercise price of the Company’s employee stock option equals the market price of the underlying stock on the date of grant.  Accordingly, under the rules of APB 25, no related compensation expense was recorded in the Company’s results of operations for U.S. GAAP purposes.

In accordance with disclosure provisions of SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS 148), pro forma information provided below presents the effect of applying the fair value based accounting method to all awards.

If the Company had elected to recognize compensation costs for all awards based on the fair value at the date of grant, consistent with the provisions of SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the following pro-forma amounts:

	2004	2003	2002

Net income, as reported, U.S. GAAP	$ 100,327	$ 72,964	$ 60,746
Deduct: Total stock-based compensation expense determined under fair value method for awards granted prior to 2004	(1,585)	(1,400)	(1,718)

Pro-forma net income for U.S. GAAP	$ 98,742	$ 71,564	$ 59,028

Pro-forma earnings per share:

Basic

As reported – U.S. GAAP	$ 3.07	$ 2.29	$ 2.02
Pro-forma net income	$ 3.02	$ 2.25	$ 1.96

Fully Diluted

As reported – U.S. GAAP	$ 3.05	$ 2.25	$ 1.98
Pro-forma net income	$ 3.00	$ 2.21	$ 1.92

The above pro-forma net income and earnings per share were computed using the fair value of granted options as at the date of grant as calculated by the Black-Scholes option method.  In order to perform the calculation the following weighted average assumptions were made for fiscal years 2004, 2003 and 2002:

	2004	2003	2002

Risk-free interest rate	3.69%	3.99%	4.33%
Dividend yield	Nil	Nil	Nil
Expected volatility	32.7%	33.5%	34.9%
Term to maturity	4.39	4.63	4.73

Retained Earnings

Under Canadian GAAP, stock issue costs are shown as an adjustment to retained earnings.  Under U.S. GAAP, the carrying amount of capital stock is shown net of issue costs.

The following table reconciles the net income as reported on the consolidated statement of income to the net income that would have been reported had the financial statements been prepared in accordance with the United States Generally Accepted Accounting Principles and the requirements of the SEC:

	2004	2003	2002

Net income in accordance with Canadian GAAP	$ 100,076	$ 74,200	$ 61,595

Adjustments to reconcile financial statements to U.S. GAAP:

Deferred product development costs	(2,176)	(3,002)	(1,648)
Accounting for derivatives	2,755	1,057	332
Accounting for pensions	(160)	-	-
Income taxes	(168)	709	467

	251	(1,236)	(849)

Net income in accordance with U.S. GAAP	$ 100,327	$ 72,964	$ 60,746

Earnings per share:

Basic	$ 3.07	$ 2.29	$ 2.02
Fully Diluted	$ 3.05	$ 2.25	$ 1.98

The following summarizes the balance sheet amounts in accordance with U.S. GAAP where different from the amounts reported under Canadian GAAP:

	2004	2003

Accounts receivable	$ 287,814	$ 210,905
Inventories	292,991	206,867
Deferred income tax asset – current	24,500	15,761
Deferred charges	3,421	3,701
Goodwill	514,145	354,948
Deferred income tax asset – long-term	10,738	8,041
Accounts payable and accrued liabilities	356,095	253,311
Deferred income tax liability – current	1,803	976
Other long-term liabilities	9,002	1,772
Deferred income tax liability – long-term	71,521	60,639
Capital stock	157,097	152,495
Retained earnings	379,855	279,511
Accumulated other comprehensive income (loss):
Cumulative translation adjustment	78,387	50,321
Minimum pension liability adjustment	(532)	-
Unrealized derivatives gain (loss) on cash flow hedges	(47)	-
Total accumulated other comprehensive income (loss)	77,808	50,321

The Company’s Statement of Cash Flows determined in accordance with U.S. GAAP would be as follows:

	2004	2003	2002

Operating activities	$ 103,467	$ 100,172	$ 121,592
Financing activities	239,543	207,254	(71,414)
Investing activities	(344,484)	(347,553)	(17,763)
Effect of exchange rates on cash	(1,115)	(446)	3,395

Increase (decrease) in cash	$ (2,589)	$ (40,573)	$ 35,810

The income tax disclosures required under Canadian GAAP are included in Note 21 to the financial statements. The components of deferred taxes for U.S. GAAP purposes are as follows:

	2004	2003
Current deferred income tax assets:

Inventories	$ 1,832	$ 1,545
Accrued expenses	17,681	10,805
Operating loss carry forwards	668	1,029
Accounts receivable	2,778	1,007
Derivatives accounting	473	1,375
Other	1,068	-

Total current deferred income tax assets	$ 24,500	$ 15,761

Long-term deferred income tax assets:

Share issue costs	$ 387	$ 773
Operating loss carry forwards	7,623	3,878
Employee pensions	1,705	893
Other long-term liabilities	1,023	2,497

Total long-term deferred income tax assets	$ 10,738	$ 8,041

Current deferred income tax liabilities:

Intangible assets	$ 652	$ 609
Derivatives accounting	424	347
Other	727	20

Total current deferred income tax liabilities	$ 1,803	$ 976

Long-term deferred income tax liabilities:

Capital assets	$ 21,719	$ 18,224
Intangible assets	44,411	40,765
Goodwill	3,410	-
Deferred charges	660	418
Other	1,321	1,232

Total long-term deferred income tax liabilities	$ 71,521	$ 60,639

Comprehensive Income

The United States Financial Accounting Standards Board has issued, SFAS No. 130, “Reporting Comprehensive Income”.  For the Company, the principal differences between net income, as historically reported in the consolidated statement of income and comprehensive income, is foreign currency translation recorded in shareholders’ equity and minimum pension liability not yet recognized as a net periodic pension cost.  Comprehensive income is as follows:

	2004	2003	2002

Net income in accordance with U.S. GAAP	$ 100,327	$ 72,964	$ 60,746

Other comprehensive income, net of taxes:

Foreign currency translation adjustments	28,066	31,203	4,702

Minimum pension liability adjustments	(532)	-	(6,263)

Unrealized derivatives loss on cash flow hedges	(47)	-	-

Comprehensive income	$ 127,814	$ 104,167	$ 59,185

The above net loss on derivative instruments existing at year-end is expected to be reclassified into earnings within the next 12 months.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R), which replaces SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123R eliminates the alternative to use Opinion 25’s intrinsic value method of accounting that was provided in SFAS 123 as originally issued and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. As permitted under SFAS 123, adopted by the Company at the beginning of the fiscal year, the Company currently applies the fair value based method but accounts for forfeitures as they occur, SFAS 123R eliminates this alternative and requires companies to estimate at the grant date the number of stock options expected to vest.  The Company will be adopting this statement for the first quarter of fiscal 2006, beginning December 31, 2005, and does not expect that it will have a material impact on the financial statements.